Amendment No. 1 to Amended and
                         Restated Sub-Advisory Agreement
                                     Between
                           TCW Funds Management, Inc.
                                       and
                        TCW London International, Limited

     Section 17 is deleted in its entirety and the following section is added thereto:

     17. As compensation for the services performed by the Sub-Adviser with respect to a Sub-Advisory Portfolio, the Investment Manager shall pay the Sub-Adviser as soon as practicable after the last day of each month a fee for such month computed at an annual rate specified in the following table (subject to the limitation described below):

                                                   Annual Fee Rate
                                        (Expressed as a Percentage of Net Assets
                                           For Which The Sub-Adviser Renders
 Sub-Advisory Portfolio                      Investment Advisory Services)
 ----------------------                      -----------------------------

 TCW Galileo Asia Pacific Equities Fund                  1.00%
 TCW Galileo Emerging Markets Equities Fund              1.00%

     For the purpose of calculating such fee, the net asset value for a month shall be the average of the net asset values for which the Sub-Adviser provides investment advisory services as determined for each business day of the month. If this Agreement becomes effective after the first day of a month, or terminates before the last day of a month, the foregoing compensation shall be prorated.

         In the event that the aggregate compensation received by the Investment Manager from the Fund with respect to a Sub-Advisory Portfolio for any month is less than that specified above, the compensation payable by the Investment Manager to the Sub-Adviser with respect to the Sub-Advisory Portfolio shall be equal to that received by the Investment Manager. The compensation of the
Sub-Adviser is a responsibility of the Investment Manager and not a responsibility of the Fund.

Dated:  October 20, 1999

TCW FUNDS MANAGEMENT, INC.                     TCW LONDON INTERNATIONAL, LIMITED



By:      /s/ Alvin R. Albe, Jr.            By:      /s/ Marc I. Stern
    ------------------------------              --------------------------------
        Alvin R. Albe, Jr.                          Mark I. Stern


By:      /s/ Philip K. Holl                By:      /s/ Alvin R. Albe, Jr.
    ------------------------------              --------------------------------
        Philip K. Holl                             Alvin R. Albe, Jr.


Accepted and agreed to as of the date above written.

TCW GALILEO FUNDS, INC.



By:      /s/ Alvin R. Albe, Jr.
         ---------------------------
         Alvin R. Albe, Jr.


Attest:  /s/ Philip K. Holl
         -----------------------
         Philip K. Holl